UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2020

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Without Par Value	GT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In the third quarter of 2019, The Goodyear Tire & Rubber Company (the “Company”) approved a plan to offer voluntary buy-outs to certain associates at its tire manufacturing facility in Gadsden, Alabama. In the fourth quarter of 2019, the Company accepted approximately 740 buy-out applications. The voluntary buy-out plan was substantially completed during the first quarter of 2020. Cash payments under this plan totaled $75 million.

On April 17, 2020, the Company reached a tentative bargaining agreement and subsequently approved a plan to permanently close its Gadsden, Alabama manufacturing facility as part of the Company’s strategy to strengthen the competitiveness of its manufacturing footprint by curtailing production of tires for declining, less profitable segments of the tire market. The tentative bargaining agreement remains subject to approval by the membership of the local union.

The Company estimates the total pre-tax charges associated with the April 2020 plan to be approximately $280 million to $295 million, of which approximately $170 million to $180 million are expected to be cash charges, primarily for severance and other associate-related costs of approximately $55 million and $40 million, respectively, and other closure costs of approximately $75 million to $85 million. Non-cash charges, primarily related to asset write-offs and accelerated depreciation, are expected to be approximately $110 million to $115 million. The Company expects to record approximately $170 million of these charges in the second quarter of 2020 and to make cash payments of approximately $45 million in 2020. The remaining charges will be recorded and the remaining cash payments will be made thereafter, primarily in 2021 and 2022. The Company expects to substantially complete this rationalization plan by the fourth quarter of 2021.

The Company expects the combined impact of these rationalization actions will result in approximately $130 million of annual savings in 2021 when compared with 2019.

Safe Harbor Statement

Certain information contained in this Current Report on Form 8-K may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including those statements regarding the expected amounts of charges, cash payments and savings resulting from the plan at the Company’s Gadsden, Alabama manufacturing facility. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. There are a variety of factors, many of which are beyond the Company’s control, which could affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the risks and other factors described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent management’s estimates only as of today and should not be relied upon as representing management’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if management’s estimates change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: April 23, 2020	By	/s/ Daniel T. Young
Daniel T. Young
Secretary